Exhibit 99.1

Kineta Announces First Patient Dosed in Phase 1/2 VISTA-101 Clinical Trial of KVA12123 in Combination with KEYTRUDA® (pembrolizumab) in Patients with Advanced Solid Tumors

The Combination Arm (Part B) of the Phase 1/2 Clinical Trial Builds Upon the Initial Safety, Tolerability and Pharmacokinetic Data of KVA12123 in the Monotherapy Arm (Part A)

Initial Combination Therapy Clinical Data Anticipated in Q2 2024

SEATTLE — (October 17, 2023) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today that the first patient has been dosed in Part B of its Phase 1/2 VISTA-101 clinical trial that will evaluate the safety and tolerability of the company's VISTA blocking immunotherapy, KVA12123,in combination with Merck's anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in patients with advanced solid tumors.

“Dosing the first patient in the combination arm with KEYTRUDA and KVA12123 is a significant milestone for Kineta, and we are very pleased with the progress of our differentiated VISTA blocking immunotherapy,” said Shawn Iadonato, Ph.D., Chief Executive Officer of Kineta. “We anticipate that the results from the combination arm will further build on the already encouraging initial safety, tolerability, and pharmacokinetic profile of KVA12123 observed in the monotherapy arm. We look forward to reporting initial clinical data for the combination treatment next year.”

The Phase 1/2 clinical study (NCT05708950) is designed to evaluate the safety, tolerability, pharmacokinetics, immunogenicity, and tumor response of KVA12123 alone and in combination with pembrolizumab in patients with advanced solid tumors. The study will be conducted in 4 parts. The Phase 1 study (Parts A and B) will focus on dose escalation of KVA12123 as a monotherapy and in combination with pembrolizumab which has now been initiated. Additionally, Parts A and B will be used to determine a recommended Phase 2 dose (RP2D) for Parts C and D. The clinical trial will transition into a Phase 2 study (Parts C and D) that will focus on dose expansion with an optimized dose.

KVA12123 is a VISTA blocking immunotherapy in development as a twice weekly infusion. The drug is being evaluated in a Phase 1/2 clinical trial for patients with advanced solid tumors. Competitive therapies targeting VISTA have demonstrated either poor monotherapy anti-tumor activity in preclinical models or induction of cytokine release syndrome (CRS) in human clinical trials. Through the combination of unique epitope binding and an optimized IgG1 Fc region, KVA12123 demonstrates strong monotherapy tumor growth inhibition in preclinical models without evidence of CRS in clinical trial participants. KVA12123 effectively de-risks the VISTA target and provides a novel approach to address immune suppression in the tumor microenvironment (TME) with a mechanism of action that is differentiated and complementary to T cell focused therapies. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung (NSCLC), colorectal, renal cell carcinoma, head and neck, and ovarian cancer.

Initial combination therapy clinical data as well as additional monotherapy safety and efficacy data are expected in Q2 2024.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

VISTA (V-domain Ig suppressor of T cell activation) is a negative immune checkpoint that suppresses T cell function in a variety of solid tumors. High VISTA expression in tumor correlates with poor survival in cancer patients and has been associated with a lack of response to other immune checkpoint inhibitors. Blocking VISTA induces an efficient polyfunctional immune response to address immunosuppression and drives anti-tumor responses.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations (including its ability to complete the second tranche of the previously disclosed contemplated private placement in the fourth quarter of 2023) and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; the intended use of proceeds from the registered direct offering completed in April 2023; and those risks set forth under the caption “Risk Factors” in the company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Report on Form 10-Q filed with the SEC on August 11, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc. :

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

John Mullaly

LifeSci Advisors, LLC

jmullaly@lifesciadvisors.com

Source: Kineta, Inc.

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